Convertible Note Financing

Binding Term Sheet

March 1, 2012

This binding term sheet (this “Term Sheet”), dated as of the date first written above, is made with respect to the transactions contemplated by that binding term sheet, dated as of December 29, 2011 (the “Original Term Sheet”) between Mandalay Digital Group, Inc. (formerly known as NeuMedia, Inc.), a Delaware corporation (“Issuer”), and TAJA, LLC (”Investor”). Capitalized terms used and not defined in this Term Sheet have the meanings ascribed to such terms in the Original Term Sheet.

Existing Note Warrant:	The warrants described under the heading “Existing Note Warrant” in the Original Term Sheet shall vest and be exercisable one (1) year from the date of this Term Sheet.

Existing Note Prepayment:	All outstanding principal and accrued and unpaid interest under the Existing Note shall become accelerated and immediately due and payable by Issuer upon the consummation by Issuer of one or more equity sales from and after the date of this Term Sheet resulting in aggregate net proceeds to Issuer of at least $10,000,000.

Conversion of Principal:	On the Conversion Date (as defined below), a portion of the principal amount of the New Note shall be converted into shares of common stock, par value $0.0001 per share (“Common Stock”), of Issuer at a conversion price of $0.70 per share (as adjusted for customary dilution and anti-dilution events, the “Conversion Price”), such that Investor’s ownership of the issued and outstanding shares of Common Stock (including all shares of Common Stock held by Investor) shall be as nearly as possible, without exceeding, 4.9%.

Term:	The section of the Original Term Sheet entitled “Term” is hereby amended and restated in its entirety as follows: The earlier of (x) the date on which all outstanding principal and accrued and unpaid interest under the New Note shall have converted or is then convertible into shares of Common Stock pursuant to the provisions of this Term Sheet and (y) the date that is two (2) years following the date of this Term Sheet (the “Maturity Date”).

Convertibility:	The section of the Original Term Sheet entitled “Convertibility” is hereby amended and restated in its entirety as follows: On the last business day of each calendar month, the Convertible Portion of the Note (as defined below) shall automatically convert into shares of Common Stock at the Conversion Price. “Convertible Portion of the Note” means an amount of outstanding principal and accrued and unpaid interest such that, giving effect to such conversion, and the simultaneous conversion of any other convertible debt of the Company subject to ownership limitations, the total number of shares of Common Stock then beneficially owned by Investor and any other persons whose beneficial ownership of Common Stock would be aggregated with Investor’s shares of Common Stock for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would not exceed 4.9% of the total number of issued and outstanding shares of Common Stock, including the shares of Common Stock issuable on such conversion. If, on the date specified in clause (y) of the definition of Maturity Date, there remains any outstanding principal or accrued and unpaid interest under the New Note, all of such outstanding principal and accrued and unpaid interest shall automatically convert into shares of Common Stock at the conversion price specified above, notwithstanding the ownership limitations set forth above.

Warrant Coverage:	The following sentence is hereby added to the end of the section of the Original Term Sheet entitled “Warrant Coverage”: The Warrant may be exercised only following the first anniversary of the Conversion Date.

Limits on Exercise:	Notwithstanding anything to the contrary contained herein, the number of warrant shares that may be acquired by Investor upon any exercise of the Warrant (or otherwise in respect thereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by Investor and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with Investor’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.9% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). This provision shall not restrict the number of shares of Common Stock which Investor may receive or beneficially own in order to determine the amount of securities or other consideration that Investor may receive in the event of customary fundamental transactions.

Registration Rights:	This section of the Original Term Sheet is hereby deleted.

Rights of Participation:	Subject to standard carveouts, Investor shall have a right of participation for future financings undertaken by Issuer for a period of two (2) years following the Maturity Date on a pro rata basis in accordance with Investor’s ownership interests in Issuer, on a fully diluted basis assuming exercise of the Warrant.

Voting Agreement:	For a period beginning on the date hereof and ending on the first anniversary of the Conversion Date, notwithstanding any consent rights Investor may have under the Existing Note, Investor hereby irrevocably agrees to vote all shares of voting stock (including Common Stock) held by Investor in favor of any amendment to Issuer’s Certificate of Incorporation providing for one or more of the following: (x) up to a 10-for-l reverse stock split affecting all shares of Common Stock, and/or (y) an increase in the number of authorized shares of any class or series of capital stock of Issuer.

Conversion Date:	The term “Conversion Date” means the earlier to occur of (x) the date that the long-form documents are executed and delivered by all parties hereto with respect to the transactions contemplated by this Term Sheet, and (y) March 19, 2012.

This Term Sheet shall be binding on the parties hereto and their respective successors and assigns. Although the parties anticipate entering into long-form documents with respect to the terms of this Term Sheet and containing such other provisions as are customary for transactions of the type contemplated, until they are able to do so, and in any case in the event they are unable to do so, the terms of this Term Sheet shall be binding and shall govern the parties’ respective rights and obligations. This Term Sheet will be governed by and construed in accordance with the laws of the State of California. Any disputes arising out of or relating to this Term Sheet shall be heard exclusively in state or federal courts located in California, each party waiving any and all objections to such venue. This Term Sheet, together with the provisions of the Original Term Sheet not amended or superseded hereby, sets forth the entire understanding of the parties with respect to the subject matter hereof. This Term Sheet shall not be amended, or any provision hereof waived, except in a writing signed by each party hereto. This Term Sheet may be executed in any number of original, facsimile or other electronic counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date first above written.

Issuer:		Investor:

MANDALAY DIGITAL GROUP, INC.		TAJA, LLC

By:	/s/ David Mandell	Signature:	/s/ Gina Robins
Name:	David Mandell	Name:	Gina Robins
Title:	Corporate Secretary	Title:	[ILLEGIBLE]

Binding Term Sheet

Convertible Note Financing